UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8- K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

MOGGLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333- 152050	35-2327649
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Presidential Boulevard
Suite 212
Bala Cynwyd, PA 19004

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (215) 463-4099

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Board Members

Effective as of February 24, 2010, Ernest Cimadamore, Fausto Paparelli, Mario Gabbrielli and Alfredo Villa resigned from the Registrant’s Board of Directors. Their decision to resign their positions did not arise or result from any disagreement with the Registrant on any matters relating to the Registrant’s operations, policies or practices, but rather as a result of the Company’s belief  that that the Company will be required to recruit and retain Board members with increased industry knowledge, experience and/or  diversity in order to reach its next stage of development. The Company believes that all four former board members were instrumental in helping the Company reach its current level. Mr. Villa will continue to serve as the Registrant’s President and Principal Executive Officer. Mr. Cimadamore shall continue to serve as the Registrant’s Secretary and Principal Financial Officer. After giving effect to the foregoing resignations the only members of the Registrant’s Board of Directors are Jo Webber and Pradeep Ittycheria.

Resignation of Officer

Effective as of February 24, 2010, Peter Pelullo resigned  his position as the Corporate Development Manager of the Registrant . Mr. Pelullo’s decision to resign did not arise or result from any disagreement with the Registrant on any matters relating to the Registrant’s operations, policies or practices. Mr. Pelullo will continue to serve the Registrant as a consultant. Mr. Pelullo is a founder and promoter of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 1 , 2010	MOGGLE, INC.

	By:	/s/ Ernest Cimadamore
	Name:	Ernest Cimadamore.
	Title:	Secretary and Principal Financial Officer